Exhibit 10.209

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT ("Agreement") is made and entered into by and between John J. Foley, Jr. ("Employee"), an individual who resides at 10114 S. Maplewood, Tulsa, OK 74137 and Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTG"), with its principal place of business located at Tulsa, Oklahoma.

PURPOSE:

DTG has informed Employee that effective October 13, 2008, Employee’s position as Senior Executive Vice President and Chief Operating Officer has been eliminated and Employee’s services are no longer required. In order to achieve a final and amicable resolution of the employment relationship in all its aspects, and in consideration of the mutual covenants and promises herein contained, including the waiver and release of rights and claims by Employee as set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and DTG agree as follows:

1.	SEPARATION DATE.

1.1	Separation. Employee's employment with DTG shall cease October 13, 2008 (the "Separation Date").

2.	COVENANTS AND OBLIGATIONS OF DTG.

2.1

Salary Continuation. Commencing on the Separation Date, DTG will provide Employee twenty-six and 34/100s (26.34) weeks of salary continuation (the “Salary Continuation Period”) payable bi-weekly at the base bi-weekly rate of pay of $14,166.00 in effect as of the Separation Date. The base rate of pay shall not include any increase, adjustment or allowance to regular earnings unless otherwise specifically provided for in this Agreement. Each bi-weekly salary continuation payment is subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG. Employee may not contribute to the 401(k) Plan subsequent to the Separation Date.

2.2

Continuing Health Care Benefits. Employee’s separation from DTG on the Separation Date shall be a “qualifying event” as such term is defined under COBRA. During the Salary Continuation Period, instead of Employee paying full COBRA premiums during such period, (1) DTG shall pay the amount of any COBRA premiums in excess of the amount that was deducted from Employee’s bi-weekly salary payment prior to the Separation Date to maintain group health care benefits and (2) Employee shall only pay an amount equal to that amount which was deducted from Employee’s bi-weekly salary payment prior to the Separation Date to maintain group health care benefits (the “Co-pay Amount”). The Co-pay Amount to be paid by Employee in the preceding sentence shall be billed to Employee by DTG’s third party COBRA service provider. In order to maintain the group health care benefits pursuant to the preceding sentence, Employee must elect COBRA benefits and must timely pay the Co-pay Amount.

If the Employee has not timely executed this Agreement as set forth in Section 3.4 below or has executed but revoked this Agreement as set forth in Section 3.5 below, this Agreement shall not be enforceable or effective and DTG shall have no obligation to pay the expense of continuing health care benefits and Employee shall be obligated to pay the full amount of any COBRA premiums to maintain continuing health care coverage as provided under COBRA. The failure by Employee to timely pay either the Co-pay Amount or the full amount of the COBRA premiums will result in the termination of continuing health care benefits under COBRA. In the event that Employee has elected COBRA and paid the full amount of any COBRA premiums prior to this Agreement becoming effective, DTG shall, subsequent to and in a reasonably prompt manner, reimburse to Employee the amount of such COBRA premiums that Employee paid which DTG would otherwise had been responsible to cover in excess of the Co-pay Amount in the second sentence of this Section.

2.3	Exec-U-Care. Exec-U-Care benefits will be provided to Employee during the period from the Separation date through December 31, 2008.

2.4	DTG Vehicle.

2.4.1

Continued Use. DTG agrees that Employee may continue to use the DTG vehicle assigned to Employee (the “Vehicle”) as of the Separation Date until 5:00 p.m. (Tulsa time) on December 1, 2008, at which time and date Employee shall return such Vehicle to DTG’s headquarters in Tulsa, Oklahoma or at such other DTG location as reasonably agreed upon by DTG should Employee reside outside of the Tulsa area. The obligation to return the Vehicle is subject to whether Employee has exercised the option to purchase the Vehicle, as set forth below, in which event Employee shall have no obligation to return the purchased Vehicle. The continued use of the Vehicle shall be upon the same terms and conditions set forth in the policy governing such use by Employee prior to the Separation Date. In connection with such use, DTG shall continue to impute the bi-weekly lease value for the Vehicle, as of the Separation Date, and shall prorate any partial calendar weeks and deduct all applicable taxes.

2.4.2

Lump Sum Payment.  In lieu of the continued use of the Vehicle for a period from December 1, 2008 through the last day of the Salary Continuation Period, DTG agrees to pay Employee $3,626.00 on December 12, 2008. The payment in the preceding sentence shall be subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG.

2.4.3

Purchase Option. Employee shall have the option to purchase the Vehicle, on or before December 1, 2008 at the greater of the fair market value of such Vehicle, as determined by DTG in its sole discretion, or the net book value.

2.5

Target (Performance) Shares. The following provisions shall govern shares of restricted Common Stock of DTG granted under the Performance Share Grant Agreements specified below (collectively, such shares of restricted DTG Common Stock referred to as “Target Shares”).

2.5.1

2006 Grant.       In accordance with the terms of that certain Performance Share Grant Agreement dated effective February 1, 2006 between DTG and Employee (“2006 Agreement”), 13,365 Target Shares were granted to Employee. The 2006 Target Shares shall be prorated as of the Separation Date such that 12,417 Target Shares are not forfeited under the 2006 Agreement and 948 Target Shares are forfeited. Notwithstanding any provision in the 2006 Agreement to the contrary, the non-forfeited Target Shares shall be deemed fully vested as of the Effective Date. DTG shall issue Employee a stock certificate representing non-forfeited Target Shares under the 2006 Agreement on the same date upon which DTG executives are issued stock certificates for non-forfeited 2006 Target Shares, subject to applicable federal, state and other tax withholdings.

2.5.2

2007 Grant.       In accordance with the terms of that certain Performance Share Grant Agreement dated effective February 1, 2007 pursuant to which 10,200 Target Shares were granted to Employee, no payout or award shall be made.

2.5.3

2008 Grant.       In accordance with the terms of that certain Performance Share Grant Agreement dated effective February 1, 2008 pursuant to which 22,529 Target Shares were granted to Employee, no payout or award shall be made.

2.6

Ayco Financial Counseling Services. In connection with the financial counseling services provided by The Ayco Company, L.P. to DTG, subsequent to the Separation Date and continuing through December 31, 2008, Employee shall continue to receive financial counseling services during the Salary Continuation Period and DTG shall continue to bear the expense of such services provided to Employee by The Ayco Company, L.P.

2.7

Stock Options. Pursuant to those certain Stock Option Agreements between Employee and DTG (“Stock Option Agreement”), any vested, non-qualified stock options granted pursuant to each applicable Stock Option Agreement which have not been exercised as of the Separation Date shall be exercisable for a period of six (6) months from the Separation Date, but not later than the expiration date of a stock option. Any non-vested, non-qualified stock options granted pursuant to each applicable Stock Option Agreement shall automatically expire on the Separation Date.

2.8

Paid Time-Off. DTG will pay Employee paid time-off (“PTO”) pay in an amount equal to  256 hours, less:  (1) applicable federal, state, and local taxes and assessments required to be withheld by DTG and (2) any PTO hours used by Employee prior to the Separation Date and that are pending processing as of the Separation Date (“PTO Pay”). The total hours of PTO Pay were calculated pursuant to Policy No. HUM25 – Paid Time Off that addresses the payment of PTO hours upon termination of employment. The PTO Pay shall be paid regardless of Employee’s decision whether to execute this Agreement and in accordance with applicable state law on or following the Separation Date.

2.9

Employee Travel Expenses. Employee shall promptly and properly complete, in accordance with DTG’s travel reimbursement policy, and submit to DTG, Travel Expense Reports for all outstanding travel expenses eligible for reimbursement as of the Separation Date, notwithstanding the decision of Employee to execute this Agreement. Incomplete or improperly documented Travel Expense Reports may, at the sole discretion of DTG, be rejected as to payment and returned to Employee for completion. Any Travel Expense Report not timely submitted or rejected twice for lack of or missing documentation shall automatically be deemed as rejected for payment.

2.10

Neutral Job Reference. DTG agrees whenever in the future it receives a request for information or reference regarding Employee’s employment with DTG, DTG will provide only neutral employment information verifying the position Employee held, the dates of Employee’s employment and that Employee’s position was eliminated in connection with a reduction in force.

2.11

Vehicle Non-revenue Rentals. During the Salary Continuation Period, Employee shall be entitled to rent vehicles for Employee’s personal use on a non-revenue basis from Dollar and Thrifty branded rental facilities operated by DTG and it subsidiaries, or licensees of such subsidiaries.

2.12

Outplacement Services. DTG will provide Employee with professional outplacement/career transition assistance by Career Development Service, Inc. pursuant to that certain letter dated November 4, 2008, for a period of six (6) months from the Effective Date at DTG’S sole expense.

3.	RELEASE OF CLAIMS, COVENANTS AND OBLIGATIONS OF EMPLOYEE.

3.1	Director and Officer Resignations. Employee shall resign all director and officer positions held by Employee in subsidiaries and affiliates of DTG, if any, as of the Separation Date.

3.2

Release of All Claims. It is the intention of the parties hereto that execution of this Agreement will forever bar any and all claims of whatsoever kind and nature by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release as set forth more fully below, including without limitation any and all claims arising from or related to Employee's employment with DTG through the Effective Date, known or suspected to exist now, and those which are unknown and not suspected to exist now, except: (i) those related to the parties' future performance under this Agreement and pursuant to that certain Indemnification Agreement dated effective May 20, 2005 between Employee and DTG (“Indemnification Agreement”), and (ii) any claims arising after the execution of this Agreement.

In exchange for the additional consideration provided herein, including, but not limited to, the continuing benefits to be provided and payments to be made by DTG pursuant to Sections 2.3, 2.4 and 2.6, which Employee acknowledges is over and above any benefits Employee may be entitled to receive under company guidelines, Employee, on behalf of Employee’s self and Employee’s heirs, executors, representatives, administrators, successors and assigns, does hereby fully, finally, irrevocably and forever unconditionally release, acquit and discharge DTG and its subsidiaries and affiliates, and their respective officers, directors, stockholders, employees, representatives, attorneys, successors and assigns, and all persons acting by, through, under or in concert with any of them, from any and all claims, demands, liabilities, obligations, rights, controversies, actions, causes of action, damages, costs, losses, debts, accounts, charges and expenses (including all statutory and common law claims for attorneys’ fees and costs), of whatsoever kind and nature, whether known or unknown, whether in law or equity and whether arising under federal, state or local law which Employee may have, now or in the future, by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release, including without limitation any claim arising out of or related to Employee's employment with DTG and termination of employment with DTG, which Employee acknowledges was for nondiscriminatory reasons, except as excluded in the preceding paragraph (collectively, the “Claims”). With the foregoing release and waiver, Employee knowingly and willingly waives all present and future Claims that might or could have been asserted on or behalf of Employee, up to and including the date of this Agreement.

The foregoing includes, without limitation, any Claims that Employee may have against DTG under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the National Labor Relations Act, as amended, by 29 U.S.C. §§ 151 et seq.; the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefits Protection Act of 1990; the Fair Labor Standard Act of 1938, as amended, 29 U.S.C. §§201; Executive Order 11246, the Equal Pay Act of 1963; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq.; the Americans with Disabilities Act of 1990; 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, any other federal, state, or local constitution, statute, law, ordinance or regulation; any claims for severance pay (including without limitation any claim for severance related to incentive or bonus compensation), incentive or bonus payments, accrued holiday pay, accrued vacation pay; health, medical, or life insurance benefits; distribution of money under any retirement, profit sharing, or 401K plans; and any and all common-law causes of action for wrongful termination, wrongful termination in violation of public policy, retaliatory discharge, tortious discharge, breach of express or implied contract, promissory or equitable estoppel, detrimental reliance, breach of covenant of goodfaith and fair dealing, libel, slander, loss of consortium, invasion of privacy, negligence, defamation, outrageous conduct, or intentional or negligent infliction of emotional distress.

Except to the extent permissible under the Age Discrimination in Employment Act, Employee also agrees not to initiate any action against DTG to assert or institute any such Claims nor authorize or assist any party, governmental or otherwise, to institute any Claims for damages via administrative or legal proceedings or otherwise against DTG. DTG and Employee agree that the signing of this Agreement does not waive any claims arising after the execution of this Agreement and does not waive any claims arising under the Indemnification Agreement. In addition, nothing in this Release is intended to interfere with the Employee’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Employee believes Employee may have against DTG. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf.

3.3

Release of ADEA and OWBPA Claims. Employee further acknowledges and agrees that the foregoing release and waiver set forth in Section 3.2 above includes, without limitation, any and all claims for rights or claims Employee may have against DTG under Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq. (“ADEA”); the Older Workers Benefits Protection Act of 1990 (“OWBPA”) and any analogous federal, state, or local constitution, statute, law, ordinance, or regulation; arising from or related to Employee’s employment with DTG, including, but not limited to, attorneys’ fees, related costs and interest.

3.4

Right to Consider and Decisional Unit Information.  Employee was provided with this Agreement on October 13, 2008. Employee is a member of the decisional unit discussed in the paragraph below and is hereby informed that the terms of this Agreement shall be open for acceptance by Employee for a period of forty-five (45) calendar days from the date set forth in the preceding sentence, during which time Employee may consider whether to accept DTG’s offer and to execute this Agreement. In addition, Employee is hereby advised to consult with an attorney of Employee’s choice before executing this Agreement, to ensure Employee fully and thoroughly understands it. Employee may utilize all or any portion of this forty-five (45) days’ period. DTG and Employee agree that any changes, whether material or immaterial, made to the terms and conditions of this Agreement subsequent to the date set forth in the first sentence of this Section and agreed to by the parties, shall not restart the running of the forty-five (45) days’ period. If Employee does not timely execute this Agreement within the forty-five (45) days’ period this Agreement shall not be enforceable or effective and DTG shall have no further obligation hereunder. Should Employee execute this Agreement, Employee shall mail the executed Agreement to the following:

Lynne Pritchard

Vice President – Human Resources

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, OK 74135

In connection with Employee’s decision whether to accept DTG’s offer of severance benefits in exchange for the waiver and release set forth in Sections 3.2 and 3.3 above by executing this Agreement, Employee was also provided with a document entitled “Separation Information” which sets forth the decisional unit within DTG’s organizational structure from which DTG chose employees who would be offered severance benefits in exchange for the waiver and release set forth in Sections 3.2 and 3.3 and those who would not be offered severance benefits in exchange for the waiver and release. In addition, Employee is informed that the document entitled “Separation Information” also sets forth a list of all job titles and ages of persons in the decisional unit who were and were not selected for separation and the offer of severance benefits as consideration for signing a Separation Agreement containing a release and waiver of ADEA and OWBPA rights.

3.5

Right to Revoke Agreement and Effective Date. Employee is also informed that for seven (7) calendar days following the execution of this Agreement by Employee, Employee may revoke this Agreement by informing Lynne Pritchard, Vice President – Human Resources, in writing, of Employee’s intent to revoke this Agreement, at the address set forth in Section 3.4 above. If Employee does not advise DTG in writing within such seven (7) days’ period of Employee’s intent to revoke this Agreement, this Agreement shall become effective and enforceable upon the expiration of the seven (7) days’ period (the “Effective Date”). Employee acknowledges that DTG shall have no obligation under this Agreement whatsoever in the event of any revocation by Employee.

3.6

Non-Disclosure of Confidential Information. In exchange for the consideration of the payments, other compensation and benefits to be provided by DTG pursuant to this Agreement, Employee acknowledges that Employee has had access to Confidential Information, as defined below, and Employee agrees to maintain the confidentiality and privileged nature of Confidential Information, and shall not disclose or cause to be disclosed, directly or indirectly, any such Confidential Information, nor use the same for personal benefit, without the prior written approval of DTG in each instance. The term "Confidential Information" means non-public and proprietary information relating to DTG, its subsidiaries and affiliates, including, but not limited to, operating, business, marketing, financial and technical information, regardless of its form, including, but not limited to, manufacturer fleet pricing, lease and fleet programs pricing and terms, local marketing and sales accounts, customer information and lists, corporate rates, retail pricing, contracts, vehicle supply agreements, or other information important to the competitive position of DTG, its subsidiaries or affiliates, that is not otherwise in the public domain, that is furnished by DTG, its subsidiaries or affiliates and their respective representatives, or otherwise obtained by Employee through the performance of Employee’s job position, observation or analysis of such Confidential Information. Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by Employee.

3.7

Non-Solicitation of DTG Employees. In consideration of the payments payable pursuant to Section 2.1 and those other obligations and covenants set forth in Sections 2.2 through 2.6, Employee hereby agrees Employee will not, during the Salary Continuation Period, for any reason, directly or indirectly, for Employee’s self or on behalf of or in conjunction with any person, partnership or corporation (other than DTG), as an officer, director, employee, agent, shareholder, owner, consultant, advisor, or manager of any firm, organization, agency, or other corporate or legal entity induce, entice, hire, or attempt to hire or employ any employee of DTG, its subsidiaries or affiliates.

3.8

Employment by Competitor. Employee shall promptly notify DTG in writing that Employee has during the Salary Continuation Period, directly or indirectly become employed by, contracted to provide consulting services or advice to, or purchased or acquired an ownership interest in a rental car company (other than the purchase of publicly-traded securities representing less than 2% of the total ownership interest of any such entity) with national operations in the United States in competition with DTG. Employee acknowledges and agrees that upon the occurrence of those events specified in the preceding sentence, DTG shall have the unilateral right to terminate the performance of the continuing salary payments specified in Section 2.1 above along with those other obligations and covenants set forth in Sections 2.2 through 2.6.

3.9

DTG’s Property. On the Separation Date, Employee shall return to DTG any laptop computer, cell phone pager, wireless devices, all credit cards, files and other property issued to, received or prepared by Employee during Employee’s employment, except the Vehicle.

3.10

Employee Representations and Warranties. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim embraced in this Agreement or any portion thereof or interest therein.

3.11

DTG Vehicle. Employee shall timely return and surrender the Vehicle as set forth in Subsection 2.4.1 above. If Employee has timely executed this Agreement as set forth in Section 3.4 but revoked this Agreement as set forth in Section 3.5 above before December 1, 2008, Employee shall immediately return and surrender the Vehicle to the DTG location specified in Subsection 2.4.1 without further demand by DTG on or before 5:00 p.m. (Central time) on the date of the letter revoking this Agreement.

3.12

Cooperation. Employee acknowledges and agrees that in consideration of the payments to be made by DTG and those other obligations and covenants set forth herein, upon the prior reasonable request of DTG and/or its representatives, Employee shall cooperate and make Employee’s self available to render assistance in the defense or prosecution of, or to prepare and testify as a witness in, any lawsuit, administrative action, arbitration or other legal or administrative proceeding to which DTG or its subsidiaries or affiliates may be a party. DTG shall bear the responsibility for and promptly reimburse the costs of Employee’s reasonable transportation, meals and overnight lodging to the extent such cooperation requires travel, upon presentation of receipts for charges incurred, as follows:

3.12.1	Travel from Tulsa Area. Travel outside a radius of sixty (60) miles from DTG’s corporate headquarters at 5330 East 31st Street, Tulsa, Oklahoma.

3.12.2

Travel to Tulsa. Travel to Tulsa, Oklahoma in the event Employee relocates Employee’s primary residence outside a radius of sixty (60) miles from DTG’s corporate headquarters at 5330 East 31st Street, Tulsa, Oklahoma.

3.12.3

Travel to Other Cities. Travel to other cities, excluding Tulsa, Oklahoma, outside of the geographical boundaries of the city in which Employee then resides provided that Employee relocates Employee’s primary residence outside a radius of sixty (60) miles from DTG’s corporate headquarters at 5330 East 31st Street, Tulsa, Oklahoma.

3.12.4

Payment for Services. DTG agrees to pay Employee the sum of $1,500.00 per day for services of Employee to assist in the defense or prosecution of any lawsuit, administrative action, arbitration or other legal or administrative proceeding to which DTG or its subsidiaries or affiliates may be a party (“Legal Proceeding”) provided that such assistance is not related to Employee preparing to testify or testifying in any Legal Proceeding or may otherwise be construed as the payment of a witness fee.

4.	TERMINATION OF DTG’S COVENANTS AND OBLIGATIONS.

4.1

Termination of DTG’s Obligations and Covenants. In the event that Employee, during the Salary Continuation Period breaches the covenants set forth in Sections 3.6 through 3.8, 3.12, 5.1 and 5.2, or notifies DTG of a relationship with a competitor as set forth in Section 3.8, then DTG’s obligations and covenants set forth in Sections 2.1 through 2.6, to the extent that such obligations and covenants remain outstanding to be performed by DTG, shall immediately cease, shall not be enforceable and DTG shall have no further obligations or covenants to Employee as otherwise set forth in the aforementioned Sections. DTG shall provide written notice to Employee upon the cessation of its obligations pursuant to this Section.

5.	MUTUAL COVENANTS

5.1

Mutual Non-Disparagement. In consideration of the agreements contained herein, Employee and DTG will not criticize the other, and to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, or their respective products or services, and will not say or publish anything that would tend to place the other and, to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, in a bad or false light. Further, Employee agrees that Employee will take no actions which would or which would be likely to interfere with the existing contractual relationships of DTG and its subsidiaries and affiliates.

5.2

Confidential Agreement. The parties acknowledge that the fact and terms of this Agreement shall be confidential and agree that its terms shall not be disclosed in whole or in part by any party, except such disclosures which may be compelled by legal process or are necessary to enforce the rights of either party under the Agreement. The parties further acknowledge that prior to executing this Agreement, Employee was advised to discuss the terms of this Agreement with Employee’s attorney, immediate family members, or other financial or personal advisors and that such prior consultation shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement. Further, any continuing consultation by Employee with Employee’s immediate family members, attorney, or other financial or personal advisor shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement.

6.	EMPLOYEE ACKNOWLEDGEMENTS

6.1	Acknowledgements. Employee hereby acknowledges as follows:

6.1.1	Employee was provided with this Agreement on the date first set forth in Section 3.4 above.

6.1.2

EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE MEANING AND INTENT OF ALL OF THE PROVISIONS AND TERMS OF THIS AGREEMENT, INCLUDING THE FINAL AND BINDING EFFECT OF THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THE WAIVER OF RIGHTS.

6.1.3	Employee understands that Employee’s decision to sign and execute this Agreement is strictly voluntary.

6.1.4	Employee has been advised by DTG to consult with an attorney before signing this Agreement and to review this Agreement with Employee’s advisors.

6.1.5	Employee has been given a period of up to forty-five (45) calendar days’ period within which to consider and make a decision to execute this Agreement.

6.1.6

Employee understands that for a period of seven (7) calendar days following Employee’s signing this Agreement, Employee may revoke this Agreement by notifying DTG pursuant to Section 3.5, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) days’ period has elapsed, this Agreement shall become effective and enforceable.

6.1.7

Employee was provided with the document entitled Separation Information, attached as Exhibit A, which contains decisional unit information together with a list of all job titles and ages of persons in the decisional unit who were and were not selected for separation and the offer of severance benefits as consideration for signing a Separation Agreement containing a release and waiver of ADEA and OWBPA rights.

6.1.8	Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

6.1.9

No representative of DTG has made any other representation or promise to Employee regarding the terms and conditions of Employee’s employment or the termination of Employee’s employment with DTG other than those contained in this Agreement.

7.	GENERAL TERMS

7.1

No Admission of Liability. It is understood and agreed by Employee and DTG that this Agreement and compliance with this Agreement shall not in any way be construed as an admission, directly or by implication, of any liability whatsoever on the part of DTG, its subsidiaries, and their officers, directors, stockholders, agents, representatives, employees and/or attorneys, of any violation of any federal, state or local constitution, law, statute, ordinance or regulation; any contractual right, common law contract or tort claims; or any other duty or obligation owed to Employee.

7.2	Amendments. This Agreement may only be amended in a writing signed by both a duly authorized representative of DTG and Employee.

7.3	Captions. Captions to sections in this Agreement have been inserted solely for the sake of convenient reference and are without any substantive effect.

7.4

Entire Agreement. This Agreement contains the full and entire agreement between the parties hereto relating to the subject matter of this Agreement and supersedes and annuls any and all prior or contemporaneous agreements, contracts, promises, statements, negotiations, manifestations of intention, and/or representations, made on or before the date hereof other than made herein, whether oral or written, express or implied, if any, relating to the subject matter hereof. No promises, agreements or representations have been made in connection with this Agreement, nor have any promises, agreements or representations been relied upon by either Employee or DTG in executing this Agreement, except the agreements as specifically set forth herein.

7.5

Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed in accordance with and governed by the laws of the State of Oklahoma.

7.6

Severability. If any one or more provisions in this Agreement or the application thereof to any party or circumstance is held to be invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected or impaired thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

7.7

Binding Nature. This Agreement shall be binding upon and inure to the benefit of each party’s individual or collective heirs, successors, executors, agents, representatives, administrators or assigns, as applicable.

7.8

Attorneys' Fees. If suit shall be brought by a party hereto because of the breach of any other covenant herein contained on the part of the other party hereto to be kept or performed, except as prohibited by the ADEA, OWBPA and the regulations promulgated thereunder, the breaching party shall pay to the other party all expenses incurred therefore, including, without limitation, reasonable attorney's fees, court costs and expenses, other professional fees, witness fees, and all costs of execution or collection of any judgment against breaching party.

IN WITNESS WHEREOF, Employee and DTG, having read the foregoing and having understood and agreed to the terms of this Agreement, hereby voluntarily affix their signatures to this Agreement on the dates set forth below their names.

"Employee"	“DTG”
Dollar Thrifty Automotive Group, Inc.

By:	By:
John J. Foley, Jr.	Lynne Pritchard
Vice President – Human Resources

Dated: ___________________________	, 2008	Dated: _____________________	, 2008